EXHIBIT 1.3

                  CALCULATION AGENT AGREEMENT


          THIS AGREEMENT dated as of October 5, 2000 between El Paso Energy Corporation (hereinafter called the "Company"), having its principal office at El Paso Energy Building, 1001 Louisiana Street, Houston, Texas 77002, and The Chase Manhattan Bank, a New York banking corporation (hereinafter sometimes called the "Calculation Agent" which term shall, unless the context shall otherwise require, include its successors and assigns), having its principal corporate trust office at 450 West 33rd Street, New York, New York 10001.

Recitals of the Company

          The Company proposes to issue from time to time its medium-term notes (the "Notes") under the Indenture dated as of May 10, 1999, as supplemented and amended from time to time (the "Indenture"), among the Company and The Chase Manhattan Bank, as Trustee. Capitalized terms used in this Agreement and not otherwise defined herein are used as defined in the Indenture. Certain of the Notes may bear interest at one of several floating rates determined by reference to an interest rate formula (the "Floating Rate Notes") and the Company desires to engage the Calculation Agent to perform certain services in connection therewith.

          NOW IT IS HEREBY AGREED THAT:

     1. The Company hereby appoints The Chase Manhattan Bank as Calculation Agent for the Floating Rate Notes, upon the terms and subject to the conditions herein mentioned, and The Chase Manhattan Bank hereby accepts such appointment. The Calculation Agent shall act as an agent of the Company for the purpose of determining the interest rate or rates of the Floating Rate Notes.

     2. The Company agrees to deliver to the Calculation Agent, prior to the issuance of any Floating Rate Notes, copies of the proposed forms of such Notes, including copies of all terms and conditions relating to the determination of the interest rate thereunder. The Company shall not issue any Floating Rate Note prior to the receipt of confirmation from the Calculation Agent of its acceptance of the proposed form of such Note. The Calculation Agent hereby acknowledges its acceptance of the proposed form of Floating Rate Note previously delivered to it.

     3. The Company shall notify the Calculation Agent of the issuance of any Floating Rate Notes prior to the issuance thereof and, at the time of such issuance, shall deliver to the Calculation Agent the information required to be provided by the Company for the calculation of the applicable interest rates thereunder. The Calculation Agent shall calculate the applicable interest rates for Floating Rate Notes in accordance with the terms of such Notes, the Indenture and the provisions of this Agreement.

   4. Promptly following the determination of each change to the interest rate applicable to any Floating Rate Note, the Calculation Agent will cause to be forwarded to the Company, the Trustee and the principal Paying Agent information regarding the interest rate then in effect or to be in effect for the applicable interest reset period for such Floating Rate Note.

    5. The Company will pay such compensation as shall be agreed upon with the Calculation Agent and the out-of-pocket expenses, including reasonable counsel fees, incurred by the Calculation Agent in connection with its duties hereunder, upon receipt of such invoices as the Company shall reasonably require.

    6. Notwithstanding any satisfaction or discharge of the Notes or the Indenture, the Company will indemnify the Calculation Agent against any losses, liabilities, costs, claims, actions or demands which it may incur or sustain or which may be made against it in connection with its appointment or the exercise of its powers and duties hereunder as well as the reasonable costs,
including  the  reasonable  expenses  and  fees  of  counsel   in
defending any claim, action or demand, except such as may result from the gross negligence, willful misconduct or bad faith of the Calculation Agent or any of its employees. Except as provided in the preceding sentence, the Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Company for, or in respect of, any actions taken or suffered to be taken in good faith by the Calculation Agent in reliance upon
(i) the written opinion or advice of counsel or (ii) written instructions from the Company.

    7. The Calculation Agent accepts its obligations herein set forth upon the terms and conditions hereof, including the following, to all of which the Company agrees:

          (i) in acting under this Agreement and in connection with the Notes, the Calculation Agent, acting as agent for the Company, does not assume any obligation towards, or any relationship of agency or trust for or with, any of the Holders of the Notes;

          (ii) unless herein otherwise specifically provided, any order, certificate, notice, request or communication from the Company made or given under any provisions of this Agreement shall be sufficient if signed by any person whom the Calculation Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Company;

          (iii) the Calculation Agent shall be obligated to perform only such duties as are set forth specifically herein and any duties necessarily incidental thereto;

          (iv) the Calculation Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon anything contained in a Floating Rate Note, the Indenture or any information supplied to it by the
     Company pursuant to this Agreement, including the information to be supplied pursuant to paragraph 3 above;

          (v) the Calculation Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Notes with the same rights as it would have had if it were not acting hereunder as Calculation Agent;

          (vi) the Calculation Agent shall incur no liability hereunder except for loss sustained by reason of its gross negligence, willful misconduct or bad faith; and

          (vii) in no event shall the Calculation Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Calculation Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

    8. (a) The Company agrees to notify the Calculation Agent at least three Business Days prior to the issuance of any Floating Rate Note with an interest rate to be determined by any formula that would require the Calculation Agent to select banks or other financial institutions (the "Reference Banks") for purposes of quoting rates. Immediately prior to seeking such quotes from such Reference Banks, the Calculation Agent will notify the Company and the Trustee of the names and addresses of such Reference Banks. The Calculation Agent shall not be responsible to the Company or any third party for any failure of the Reference Banks to fulfill their duties or meet their obligations as Reference Banks or as a result of the Calculation Agent having acted (except in the event of gross negligence, willful misconduct or bad faith) on any quotation or other information given by any Reference Bank which subsequently may be found to be incorrect.

          (b) Except as provided below, the Calculation Agent may at any time resign as Calculation Agent by giving written notice to the Company and the Trustee of such intention on its part, specifying the date on which its desired resignation shall become effective, provided that such notice shall be given not less than 60 days prior to the said effective date unless the Company and the Trustee otherwise agree in writing. Except as provided below, the Calculation Agent may be removed by the filing with it and the Trustee of an instrument in writing signed by the Company specifying such removal and the date when it shall become effective(such effective date being at least 20 days after said filing). Any such resignation or removal shall take effect upon:

               (i) the appointment by the Company as hereinafter provided of a successor Calculation Agent; and

               (ii) the acceptance of such appointment by such successor Calculation Agent;

provided, however, that if the Calculation Agent has given not less than 60 days' prior notice of its desired resignation, and during such 60 days there has not been acceptance by a successor Calculation Agent of its appointment as successor Calculation Agent, the Calculation Agent so resigning may petition any court of competent jurisdiction for the appointment of a successor Calculation Agent. The Company covenants that it shall appoint a successor Calculation Agent as soon as practicable after receipt of any notice of resignation hereunder. Upon its resignation or removal becoming effective, the retiring Calculation Agent shall be entitled to the payment of its compensation and the reimbursement of all expenses (including reasonable counsel fees) incurred by such retiring Calculation Agent pursuant to paragraph 6 hereof to the date such resignation or removal becomes effective.

          (c) If at any time the Calculation Agent shall resign or be removed, or shall become incapable of acting or shall be adjudged bankrupt or insolvent, or liquidated or dissolved, or an order is made or an effective resolution is passed to wind up the Calculation Agent, or if the Calculation Agent shall file a voluntary petition in bankruptcy or make an assignment for the benefit of its creditors, or shall consent to the appointment of a receiver, administrator or other similar official of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver, administrator or other similar official of the Calculation Agent or of all or any substantial part of its property shall be appointed, or if any order of any court shall be entered approving any petition filed by or against the
Calculation Agent under the provisions of any applicable bankruptcy or insolvency law, or if any public officer shall take charge or control of the Calculation Agent or its property or affairs for the purpose of rehabilitation, conservation or liquidation, then a successor Calculation Agent shall be appointed by the Company by an instrument in writing filed with the successor Calculation Agent and the Trustee. Upon the appointment as aforesaid of a successor Calculation Agent and acceptance by the latter of such appointment the former Calculation Agent shall cease to be Calculation Agent hereunder.

          (d) Any successor Calculation Agent appointed hereunder shall execute and deliver to its predecessor, the Company and the Trustee an instrument accepting such appointment hereunder, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, immunities, duties and obligations of such predecessor with like effect as if originally named as the Calculation Agent hereunder, and such predecessor, upon payment of its compensation, charges and disbursements then unpaid, shall thereupon become obliged to transfer and deliver, and such successor Calculation Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Calculation Agent.

          (e) Any corporation into which the Calculation Agent may be merged or converted or any corporation with which the Calculation Agent may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party shall, to the extent permitted by applicable law, be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. Notice of any such merger, conversion or consolidation shall forthwith be given to the Company and the Trustee.

          (f) The provisions of paragraphs 5 and 6 hereof shall survive any resignation or removal hereunder.

  9. Any notice required to be given hereunder shall be delivered in person against written receipt, sent by letter or telex or telecopy or communicated by telephone (subject, in the case of communication by telephone, to confirmation dispatched within two business days by letter, telex or telecopy), in the case of the Company, to it at the address set forth in the heading of this Agreement, Attention: Corporate Secretary; in the case of the Calculation Agent, to it at the address set forth in the heading of this Agreement, Attention: Capital Markets Fiduciary Services; in the case of the Trustee, to it at 450 West 33rd Street, New York, New York 10001, Attention: Capital Markets Fiduciary Services; or, in any case, to any other address of which the party receiving notice shall have notified the party giving such notice in writing.

  10. This Agreement may be amended only by a writing duly executed and delivered by each of the parties signing below.

  11. The provisions of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

  12.  This Agreement may be executed in counterparts and the
executed   counterparts  shall  together  constitute   a   single
instrument.

  IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the day and year first above written.

                              EL PASO ENERGY CORPORATION



                              By:    /s/ H. Brent Austin
                              Title: Executive Vice President
                                     and Chief Financial Officer



                              THE CHASE MANHATTAN BANK



                              By:    /s/ R. Lorenzin
                              Title: Assistant Vice President